Survivorship Variable Universal Life Plus
Issued by The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”)
and Northwestern Mutual Variable Life Account II (the “Separate Account”)
[To be updated by amendment.]
Summary Prospectus for New Investors
[________ ___, 2025]
This Summary Prospectus summarizes key features of your individual flexible premium variable universal life policy (the ”Policy”). Before you invest, you should also review the statutory prospectus for the Policy (the “Prospectus”), which contains more information about the Policy’s features, benefits, and risks. You can find this document and other information about the Policy, including the annual and semi-annual reports for your underlying portfolios, online at www.nmprospectus.com. You can also obtain this information at no cost by calling (866) 464-3800 or by sending an email request to vavldocrequest@northwesternmutual.com.

You may cancel your Policy within 10 days of receiving it without paying fees or penalties.
In some states, this cancellation period may be longer. Depending on your state of issue, upon cancellation you will receive either the full amount of your premium payment(s) or the Policy’s Contract Fund Value. You should review the Prospectus , or consult with your Financial Representative, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable life insurance policies, has been prepared by the Securities and Exchange Commission's staff and is available at www.Investor.gov.
The Securities and Exchange Commission (“SEC”) has not approved or disapproved the Policy or passed upon the adequacy of this Summary Prospectus . Any representation to the contrary is a criminal offense.
Subject to the limitations discussed in the Prospectus, you may choose to invest your Net Premiums in up to 30 Divisions of Separate Account as well as a fixed option under certain circumstances. Each Division of the Separate Account invests exclusively in shares of a single series of a Fund (i.e., an underlying portfolio or a ”Portfolio”).

71-0049-16 (1024)

Important Information You Should Consider About the Policy
An investment in the Policy is subject to fees, risks, and other important considerations, some of which are briefly summarized in the following table. You should review the Prospectus for the Policy for additional information about these topics.
	FEES AND EXPENSES			Cross-Reference(s) to Location in Prospectus
Charges for Early Withdrawals
If you surrender your Policy (or if you change your Policy to Paid-up insurance)
in the first ten Policy Years you will be assessed a surrender charge of up to
50% of the Target Premium.
For example, if you surrender your Policy and your total Target Premium amount was $100,000, you could pay a surrender charge of up to $50,000.
Withdrawals are subject to a maximum service charge of $25 (currently waived)
for each withdrawal request.
Fee and Expense Tables – Transaction Fees (Surrender Charge and Withdrawal Fee) Also see Information About the Policy – Other Benefits Available Under the Policy (Paid-Up Insurance)
Transaction Charges
In addition to surrender charges and withdrawal charges, you may also be charged for other transactions, such as certain tax-related charges, a front-end sales load, charges for transferring between investment options, requesting more than one illustration in a Policy Year, changes to your Death Benefit option or Specified Amount, as well as charges for expedited delivery or wire transfers.
Fee and Expense Tables – Transaction Fees
Ongoing Fees and Expenses (annual charges)
In addition to the charges above, investment in the Policy is subject to ongoing fees and expenses, including fees covering the cost of insurance. These fees are based on information as of December 31, 2024, may change from year to year, and are generally based on characteristics of the insured (e.g., age, sex and rating classification). You should review your Policy specifications page for specific rates applicable under your Policy.
You bear the expenses associated with the Portfolios available under your
Policy , the range for which is shown in the following table:

[To be updated by amendment.]
Fee and Expense Tables – Periodic Charges (Other than Portfolio Operating Expenses) Fee and Expense Tables – Annual Portfolio Operating Expenses
	Annual Fee	Minimum*	Maximum*
	Investment Options (Portfolio company fees and expenses)	[0.21%]	[2.21%]
* As a percentage of Portfolio assets.
RISKS
Risk of Loss	You can lose money by investing in the Policy, including loss of principal.			Risks of the policy – Investment Risk and The Funds
Not a Short-Term Investment
The Policy is not a short-term investment and is not appropriate for you if you need ready access to cash. Surrender charges apply in the first 10 Policy Years and the value of your Policy and life insurance benefit will be reduced if you withdraw money. In addition, short-term investment in the Policy may subject you to income taxes and tax penalties.
Risks of the Policy –Policy for Long- Term Protection
Survivorship Variable Universal Life Plus Prospectus

	RISKS	Cross-Reference(s) to Location in Prospectus
Risks Associated with Investment Options
Investment in the Policy is subject to the risk of poor investment performance and can vary depending on the performance of the investment options
( Portfolios) available under the Policy. Each Portfolio (and any fixed account investment option) will have its own unique risks and you should review these investment options before making an investment decision.
Risks of the Policy – Investment Risk Also see The Funds and The Fixed Option (NM Strength and Stability Account) sections
Insurance Company Risks
Investment in the Policy is subject to the risks related to Northwestern Mutual, and any obligations (including under any fixed account investment options), guarantees, or benefits are subject to the claims-paying ability of Northwestern
Mutual . More information about Northwestern Mutual, including its financial strength ratings, is available upon request by calling toll free (866) 464-3800.
Risks of the Policy – Investment Risk and the Northwestern Mutual section.
Policy Lapse
Insufficient premium payments, poor investment results, withdrawals, unpaid loans, or loan interest may cause your Policy to lapse, meaning you will no longer have any life insurance coverage and death benefits will not be paid.
After lapse, you may reinstate the Policy subject to certain conditions described in the Prospectus, including the payment of the minimum payment amount, required to keep the Policy in force.
Risks of the Policy –Policy Lapse Information About the Policy – Termination and Reinstatement
RESTRICTIONS
Investments
Transfers or allocations to the Policy’s fixed option, the NM Strength and
Stability Account (the “SAS Account”), are subject to certain restrictions. We do not permit transfers from the SAS Account to the Divisions.

Transfers from the Divisions may be subject to charges, and are subject to the
Policy’s short-term and excessive trading policies. These short-term and excessive trading policies may trigger additional restrictions on your Policy.
Currently, there is no charge when you transfer Contract Fund Value among
Divisions and to the SAS Account. However, we reserve the right to charge $25 for each transfer. You may invest in up to 30 Divisions at a time.

Under certain circumstances Northwestern Mutual reserves the right to remove a Portfolio or substitute another Portfolio or mutual fund for such
Portfolio .

The Fixed Option
(NM Strength and
Stability Account)

Information about
the Policy – Other
Policy Transactions
(Transfers and
Short-Term and
Excessive Trading)

Information about
the Policy – Other
Policy Transactions
(Substitution of
Portfolio Shares and
Other Changes)

TAXES
Tax Implications
You should consult with a tax professional to determine the tax implications of an investment in, and payments received under, the Policy. There is no additional tax benefit if the Policy is purchased through a tax-qualified plan or individual retirement account (IRA). Withdrawals will generally be subject to ordinary income tax, and may be subject to tax penalties.
Tax Considerations
CONFLICTS OF INTEREST
Investment Professional Compensation
The Policy is sold exclusively through financial representatives of Northwestern
Mutual’s affiliated broker-dealer, who are compensated with a commission based on a percentage of premium, and Northwestern Mutual may share revenue it earns on the Policy with its affiliated broker-dealer. These financial representatives may have a financial incentive to offer or recommend the
Policy over other investments.
Distribution of the Policy Also see Charges and Deductions — Commissions Paid to Financial Representatives
Survivorship Variable Universal Life Plus Prospectus

	CONFLICTS OF INTEREST	Cross-Reference(s) to Location in Prospectus
Exchanges
Some financial representatives may have a financial incentive to offer this
Policy in place of one you already own. You should only exchange an existing policy if you determine, after comparing the features, fees and risks of both policies, and any fees or penalties to terminate the existing policy, that it is preferable to purchase this Policy rather than continue to own the existing policy.
None
Overview of the Policy
What is the Policy, and what is it designed to do?
The Policy is an individual flexible premium variable survivorship universal life insurance policy, the purpose of which is primarily to provide life insurance protection (i.e., a death benefit) upon the death of the second of the Insureds to die (the "Second Death") while providing the long-term accumulation of assets through allocations to a variety of Divisions and/or a fixed account option. The Policy may be appropriate if you have a long-term investment horizon and is not intended for short-term investment, and is therefore not appropriate for people who may need to make early or frequent withdrawals or who intend to engage in frequent trading. You may want to consult your financial or tax advisor.
In exchange for your Premium Payments, upon the Second Death Insured, we will pay the Death Benefit to your beneficiary based on one of three death benefit options available under the Policy. Subject to certain limitations, you can change the Death Benefit option you selected. (See “Death Benefit – Changing Death Benefit Options” in the Prospectus for more information.)
How are Premium Payments treated under the Policy?
As described in more detail in the "Information About the Policy" section of the Prospectus, when you apply for the Policy you must make a minimum initial Premium Payment to put your Policy in force. No insurance will take effect until the minimum initial Premium Payment is made. The minimum initial Premium Payment is based on the Issue Age, underwriting classification and sex of the Insureds, and the Initial Specified Amount.
After the Policy is issued, you must make sufficient Premium Payments to keep the Policy in force. There is no required schedule or amount of Premium Payments but the investment results of the Divisions and the SAS Account to which your Net Premium(s) is allocated will affect the Premium Payments you are required to make to keep your Policy in force.
When a Premium Payment is received in Good Order at our Home Office after the Policy is in-force, we deduct a premium tax charge, federal deferred acquisition cost charge and sales load to cover taxes and acquisition and distribution expenses, respectively, and the remaining amount, known as the Net Premium(s), is allocated among the Divisions and the SAS Account, according to your current payment allocation instructions. Depending on the state in which we issue the Policy , we may hold your initial Net Premium in the Government Money Market Division until the later of the day after your right to return the Policy expires and the day we receive notice of delivery of your Policy.
Investments in the Policy’s Divisions are held in the Separate Account which is an account separate from our General Account assets. We have established a segment within the Separate Account to receive and invest Net Premium(s) for the Policy. Currently, the Policy segment is divided into 40 Separate Account Divisions. Each Division purchases shares in a corresponding Portfolio. Information about each corresponding Portfolio is provided at the back of this document. See APPENDIX A: Portfolios Available under Your Policy.
Net Premium applied and amounts transferred to the SAS Account accrue interest daily at an effective annual rate Northwestern Mutual determines without regard to the investment experience of the General Account. The SAS Account is the sum of two separate balances, a Tier One balance and a Tier Two balance. The Tier One balance credits an annual guaranteed effective interest rate at least as high as the Tier Two balance. Northwestern Mutual guarantees a minimum annual effective interest rate of 1.50% for the Tier One balance and 1.25% for the Tier Two balance. (See “The Fixed Option ( NM Strength and Stability Account )” in the Prospectus.)
Payment of insufficient premiums may result in the Policy terminating or lapsing.
Q. What are the primary features and options that the Survivorship Variable Universal Life Plus Policy offers?
A.
Choice of Death Benefit Options. You may choose among three Death Benefit options, a death benefit based on the Specified Amount (Option A), on the Specified Amount plus Policy Value (Option B) or on the Specified Amount plus
Survivorship Variable Universal Life Plus Prospectus

cumulative premiums paid (less any cumulative withdrawals) (Option C). In addition to the three Death Benefit Options, there is also a Minimum Death Benefit that may be applied. See the Death Benefit section in the Prospectus for more information.
B.
Surrenders and Withdrawals. You may surrender your Policy, and we will pay you its Cash Surrender Value (Policy Value less any Policy Debt and any surrender charge). You may also withdraw a part of the Policy Value. A withdrawal reduces the Policy Value, may reduce the Specified Amount of the Policy and therefore the Death Benefit and may increase the risk that the Policy will terminate or lapse. Surrenders and withdrawals are subject to charges and may have adverse tax consequences.
C.
Loans. You may take a loan on the Policy that when added to existing Policy Debt does not exceed the Loan Value of the Policy. The Policy secures the loan. Taking a loan will reduce Cash Surrender Value and the Death Benefit, may have adverse tax consequences and will increase the risk that your Policy may terminate or lapse.
D.
Transfers. Generally, you may transfer Contract Fund Value among up to 30 Divisions and the SAS Account, subject to certain restrictions on transfers to the SAS Account. We also offer four asset allocation models and two automated transfer programs: dollar cost averaging and portfolio rebalancing.
E.
Collateral Assignment. Subject to our approval, you may generally assign the Policy as collateral for a loan or other obligation.
F.
Tax Treatment. You are generally not taxed on the Policy’s earnings until you surrender or withdraw Policy Value from your Policy. This is known as tax deferral.
G.
Additional Benefits. The additional benefits available with this Policy are listed in the “Other Benefits Available under the Policy” section of the Prospectus, and include the following:
●
Income Plans – In lieu of a lump sum payment, the Death Benefit and surrender proceeds may be payable in monthly (or less frequent) payments over a period of time
●
Exchange for a Fixed Benefit Policy – Allows you to exchange your Policy for a life insurance policy with benefits that do not vary with the investment experience of the underlying Portfolios
●
Paid-up Insurance – Under certain conditions allows the owner to change the Policy to a policy free of minimum premium payment obligations
●
Dollar Cost Averaging – On a monthly basis, automatically transfers a specific amount from the Government Money Market Division into the other Divisions you have selected
●
Portfolio Rebalancing – Automatically rebalances the Divisions you select (either monthly, quarterly, semi-annually or annually) to maintain your chosen allocations among the Divisions
●
Allocation Models – Models are available that comprise a combination of Divisions representing various asset classes with various levels of risk tolerance
●
Terminal Illness Benefit – If the surviving insured is diagnosed with a terminal illness, the owner can accelerate the death benefit and will receive the requested death benefit less interest, administrative fees, loan adjustment, and any required minimum premium
Standard Death Benefits
The Policy offers three Death Benefit options based on your “ Specified Amount,” which is an amount you select, subject to minimums (currently $100,000 for most ages) and underwriting requirements and the “Minimum Death Benefit,” which is the amount required by federal tax law to maintain the Policy as a life insurance contract. The three standard Death Benefits the Owner must choose on the Application are:
●
Option A—the greater of the Specified Amount or the Minimum Death Benefit;
●
Option B—the greater of the Specified Amount plus Policy Value or the Minimum Death Benefit; or
●
Option C—the greater of the Specified Amount plus cumulative premiums minus cumulative withdrawals or the Minimum Death Benefit.
No matter which Death Benefit you choose, insurance coverage becomes effective on the date we issue the Policy (generally the date on which we accept your Application, determine you meet our underwriting and administrative requirements and receive any required initial premium). The Death Benefit is usually payable within seven days after we receive satisfactory proof of the
Survivorship Variable Universal Life Plus Prospectus

Insured’s death and is calculated as of the date of the Insured’s death. Amounts payable will include deductions for any Policy Debt, withdrawals made after the Insured’s death or adjustments required if the Insured dies during the Policy Grace Period. We increase the Death Benefit, if necessary, in order for the Policy to meet Minimum Death Benefit requirements.
You may decrease the Specified Amount while the Policy is in force, generally upon written request and subject to our approval. We will not permit a decrease if such decrease results in a Specified Amount less than the minimum Specified Amount we would require for issuance of a new Policy at the time of the change. You may not increase the Specified Amount after initial purchase. We reserve the right to charge for more than one change to the Specified Amount in a Policy Year. We will deduct any such charge from the Contract Fund Value.
Amounts paid under the Death Benefit are payable in a lump sum or under one of the fixed Income Plan options chosen by the Owner . If an Income Plan was not previously elected by the Owner (while the Insured was living or within 60 days after the death of the Insured if the Insured was not the Owner) and in lieu of a lump sum or other payment agreed to by Northwestern Mutual, the beneficiary (or contingent beneficiary) may elect to receive his or her share by a fixed Income Plan offered by the Policy.
The Policy also offers an optional Death Benefit Guarantee under which you select a Death Benefit Guarantee Period during which the Policy is guaranteed not to terminate provided certain conditions are met during a specified period. After a Policy is issued, you may change the Policy’s Death Benefit option or change the Specified Amount, generally upon written request, subject to our approval.
Other Benefits Available Under the Policy
In addition to the standard death benefits associated with your Policy, other standard benefits may also be available to you. The following table(s) summarize information about those benefits. If applicable, information about the fees associated with each benefit included in the table may be found in the Fee and Expense Tables.

Name of Benefit	Purpose	Is Benefit Standard or Optional	Brief Description of Limitations/Restrictions
Income Plans	In lieu of a lump sum, the Death Benefit and surrender proceeds may be payable in a monthly (or less frequent) payments over a period of time	Standard	●Must be selected by Owner or the Direct or Contingent Beneficiary ●Payments are subject to fixed rates and not investment performance of the Portfolios
Exchange for a Fixed Benefit Policy	Allows you to exchange your Policy for a life insurance policy with benefits that do not vary with the investment experience of the underlying Portfolios	Standard	●Requires premium payments be paid ●There may be a cost associated with exchange ●Exchange may have tax consequences
Survivorship Variable Universal Life Plus Prospectus

Name of Benefit	Purpose	Is Benefit Standard or Optional	Brief Description of Limitations/Restrictions
Paid-up Insurance	Under certain conditions allows the Owner to change the Policy to a policy free of minimum premium payment obligations	Standard
●Must be selected
by Owner
●Election is
irrevocable
●Policy Debt and
charges continue
●When in force as
Paid-up insurance,
no additional
premium is allowed
on the Policy , your
Death Benefit
option will be
irrevocably
changed

Dollar Cost Averaging	On a monthly basis, automatically transfers a specific amount from the Government Money Market Division into the other Divisions you have selected	Standard	●Must be selected by Owner ●The SAS Account is not included in dollar cost averaging
Portfolio Rebalancing	Automatically rebalances the Divisions you select (either monthly, quarterly, semi-annually or annually) to maintain your chosen allocations among the Divisions	Standard	●Must be selected by Owner ●The SAS Account is not included in portfolio rebalancing
Asset Allocation Models	Allocation models are available that comprise a combination of Divisions representing various asset classes with various levels of risk tolerance	Standard
●Must be selected
by owner
●Only one model is
available at a time
●Models are “static”
which means the
percentage
allocations among
the Divisions under
a Model will not
change. Therefore
the Owner must
make an
affirmative election
to change models
●Available models
may change in the
future

Terminal Illness Benefit
If the surviving insured is eligible for a terminal
illness benefit, the company will pay a one-time
lump sum to the owner. The amount paid is the
requested death benefit less interest,
administration fees, loan adjustment and any
required premium due
		Standard	●The terminal illness benefit paid is less than the requested death benefit

Survivorship Variable Universal Life Plus Prospectus

Buying the Policy
When you apply for a Policy, you must instruct us in the Application or supplement to the Application to allocate your Net Premium to one or more of the investment options including the SAS Account. Net Premiums are Premium Payments less deductions, such as premium expense charges. Premium Payments provided prior to the In Force Date will be placed in our General Account. On the In Force Date initial Net Premium is allocated to either the Government Money Market investment Division (if prior to the Initial Allocation Date) or your selected investment options, including the SAS Account. Your Initial Allocation Date is based on the date we approve your Policy, any later Policy Date you choose, as well as your state of issue and its right to return laws. Your initial allocation instructions remain in effect for subsequent Premium Payments until we receive your request to change them.
A minimum initial Premium Payments (based on age, underwriting classification, your Specified Amount, any optional benefits and, if applicable, the Death Benefit Guarantee Period) is required to put the Policy in force. For certain Death Benefit Guarantee Periods , a minimum Premium Payments is required to be paid in the first Policy Year . Although you must make sufficient Premium Payments to keep the Policy in force, after issue there is no required schedule or amount of Premium Payments required. However, if you elect a Death Benefit Guarantee, a minimum Premium Payments is required to meet the test required to maintain the guarantee. In addition to restrictions on transfers among investment options (including the SAS Account), there are also limits on allocations into the Government Money Market Division and/or the SAS Account (which vary depending on whether you have a Death Benefit Guarantee as noted in the Prospectus) as follows:
●
Amounts may not be allocated or transferred into the SAS Account and/or the Government Money Market Division if such allocation or transfer would cause the sum of the amounts in these options to exceed the limits described in the Policy
●
No Net Premiums may be allocated, or amounts transferred, to the SAS Account and/or the Government Money Market Division if such allocation or transfer would cause the percent of Net Premiums that may be allocated and/or transferred, as applicable, to these options to exceed the limits described in the Policy
●
No amounts may be allocated to the SAS Account if the current declared annual effective interest rate for the tier two portion of the SAS account is not greater than the minimum guaranteed annual effective interest rate
You may not make any Premium Payments after the Policy Anniversary nearest the Insured’s 121st birthday and additional Premium Payments may not be less than $25. A Premium Payment that would either exceed cumulative premiums illustrated in the Application or increase the Policy’s Death Benefit more than it increases the Policy Value will be accepted only if: the insurance in force, as increased, will be within issue limits; our insurability requirements are met; and the Premium Payments is received prior to the Policy Anniversary nearest the Insured’s 85th birthday. We also may limit the processing of Premium Payments as necessary for the Policy to qualify as life insurance under federal tax law, to avoid classification as a modified endowment policy, or if mandated under applicable law. In addition, minimum payments may be required during the Policy Grace Period to avoid lapse (see “How Your Policy Can Lapse” below).
The Policy has a Minimum Death Benefit, which is the amount required by federal tax law to maintain the Policy as a life insurance contract. A Policy must satisfy a testing method (irrevocably chosen at time of issue) that requires the Death Benefit to equal or exceed a defined relationship, or multiple of, the Policy’s value. Such a test may limit the amount of Premium Payment that may be paid in each Policy Year .
How Your Policy Can Lapse
Unless the Death Benefit Guarantee is in effect, if the value of your Policy is less than Monthly Policy Charges as of a Monthly Processing Date, your Policy will enter a 61 day Policy Grace Period . At the end of the Policy Grace Period your Policy will terminate (i.e., lapse) with no value and your insurance coverage will end, unless you submit a payment to keep the Policy in force. We will send you a notice indicating the minimum payment amount required to keep the Policy in force and the date by which you must make the payment. The payment must equal an amount that will cover all Monthly Policy Charges that were due and unpaid before the end of the Policy Grace Period and cover Monthly Policy Charges for three months. If the Insured dies during the Policy Grace Period we will deduct any Monthly Policy Charges due and unpaid from the Death Benefit.
If your Policy lapses you may reinstate it within three years (or longer if required under state law) following the termination date, subject to our approval, satisfaction of our current underwriting requirements and provided you make at least the minimum payment (see above). To reinstate the Policy, you must make a Premium Payment equal to an amount that will cover all Monthly Policy Charges that were due and unpaid before the end of the Policy Grace Period and cover Monthly Policy Charges for three months. Any Policy Debt that was outstanding when the Policy terminated will also be reinstated. On the
Survivorship Variable Universal Life Plus Prospectus

effective date of the reinstatement, your Policy Value will be equal to the sum of Net Premium paid upon reinstatement and any Policy Debt on the termination date minus the total of Monthly Policy Charges due and unpaid prior to the end of the Policy Grace Period and the Monthly Policy Charges due on the date of reinstatement. Net Premium paid upon reinstatement will not include any interest from the date of the lapse. Upon reinstatement, your Policy Date will not change and your Death Benefit will remain the same as of the date of lapse and fees and charges that vary by Policy Year will take into account the period of time your Policy was terminated. If a surrender charge was assessed at the time of lapse, the Policy Value when a Policy is reinstated will include a credit for such surrender charge.
Making Withdrawals: Accessing Money in Your Policy
You may surrender your Policy for the Cash Surrender Value (the Policy value minus debt) at any time while the Insured is alive and the Policy is in force. We determine the Cash Surrender Value on the date your request for surrender (received in Good Order) is effective, which is any day the NYSE is open (generally if received before 4:00 p.m. Eastern Time) or on the next day the NYSE is open if received after. We may require you to return your Policy to our Home Office when you request a surrender of the Policy. We will pay surrender proceeds in a lump sum or under an Income Plan option you select. We will generally pay surrender proceeds within seven days of the effective date of the request.
Upon written request while the Insured is alive (up to his or her 121st birthday) and the Policy is in force, you may also make a withdrawal, subject to Northwestern Mutual’s right to assess a charge in an amount up to $25 per withdrawal (currently waived). You may make no more than four withdrawals in a Policy Year. Each withdrawal must be at least $250, and you may not withdraw an amount that would:
●
reduce the Loan Value, net of any applicable service charge, to less than the Policy Debt (the Loan Value is an amount equal to 90% of the excess of your Policy Value over any applicable surrender charge less Policy Debt);
●
for a Policy with Death Benefit Option A, withdraw an amount which would reduce the Specified Amount to less than the minimum Specified Amount required for issuance of a Policy at the time of withdrawal (unless this Policy is in force under Paid-up insurance); or
●
reduce the Cash Surrender Value to less than the sum of three times the most recent Monthly Policy Charge.
A withdrawal may also decrease the Specified Amount used to determine the Death Benefit for certain Death Benefit options.
Written requests for withdrawal will be processed and effective on the date we receive the request in Good Order at our Home Office. Requests received any day the NYSE is open, if received before 4:00 p.m. Eastern Time, are deemed received and effective that day. If the request is received after 4:00 p.m. Eastern Time, the request will be deemed to be received and effective on the next day the NYSE is open. We will generally pay withdrawal proceeds within seven days of the effective date of the request.
Fee and Expense Tables
The following tables describe the fees and expenses that are payable when you buy, own, surrender or make withdrawals from the Policy. Please refer to your Policy specifications page for information about the specific fees you will pay each year based on the options you have elected.
Transaction Fees
The table below describes the fees and expenses that are payable at the time you buy the policy, make Premium Payments, surrender the Policy, make withdrawals, transfer assets among investment options, or make certain changes to the Policy.
Charge	When Charge is Deducted	Amount Deducted
		Guaranteed Maximum Charge	Current Charge
Premium Tax Charge	Upon each Premium Payment	No maximum — Charges may increase to reflect actual costs	2% of Premium Payment
Federal Deferred Acquisition Cost Charge[1]	Upon each Premium Payment		0.55% of Premium Payment
Survivorship Variable Universal Life Plus Prospectus

Charge	When Charge is Deducted	Amount Deducted
		Guaranteed Maximum Charge	Current Charge
Sales Load	Upon each Premium Payment	Same as current charge
6.95% of premium up to Target Premium[2]and
5.60% of premium in excess of Target Premium in
Policy Years 1-10; 3.95% of premium up to Target
Premium and 5.60% of premium in excess of
Target Premium in Policy Years 11-20 and 0.00%
beyond year 20

Surrender Charge[3]	Upon surrender or change to paid-up insurance during the first ten Policy Years	Same as current charge	50% in Policy Year 1 of the Target Premium paid, grading down monthly in Policy Years 2-10 to 0%
Withdrawal Fee[4]	Upon withdrawal	$25.00	Currently waived
Transfer Fee[4]	Upon transfer	$25.00	Currently waived
Change in Death Benefit Option Fee[4]	Upon change in Death Benefit option	$25.00	Currently waived
Change in Specified Amount Fee[4]	Upon change in Specified Amount	$25.00 per change after first change in a Policy Year	Currently waived
Request for Additional Illustration Charge[4,5]	Upon request for more than one illustration in a Policy Year	$25.00 per illustration for each additional illustration in a Policy Year	Currently waived
Expedited Delivery Charge[4,6]	When express mail delivery is requested	$50 per delivery (up to $75 for next day, a.m. delivery) adjusted for inflation[7]	$15 per delivery (up to $45 for next day, a.m. delivery)
Wire Transfer Fee[4,6]	When a wire transfer is requested	$50 per transfer (up to $100 for international wires) adjusted for inflation[7]	$25 per transfer (up to $50 for international wires)
1
This charge was previously referred to as the “OBRA Expense Charge” or “Other Premium Expense Charge.” Due to a federal tax law change under the Omnibus Budget Reconciliation Act of 1990, as amended, (“OBRA”), insurance companies are generally required to capitalize and amortize certain acquisition expenses rather than currently deduct such expenses. Due to this capitalization and amortization, the corporate income tax burden on insurance companies has been affected. The current charge varies based on your Policy Anniversary as indicated in the Table above. This charge compensates us for corporate income taxes.
2
The Target Premium is a hypothetical annual premium which is based on the Specified Amount, and factors including but not limited to the Insureds’ Issue Ages, sex, and underwriting classifications. Please see “Target Premium” in the Glossary of Terms.
3
The surrender charge remains level in the first Policy Year, and declines monthly in Policy Years two through ten to zero. For more information on the surrender charge, see “Charges and Deductions – Monthly Policy Charges and Service Charges” in this Prospectus. Your Policy schedule pages will indicate the maximum charge under your Policy.
4
Fees and charges are deducted from Contract Fund Value (see “Glossary of Terms”).
5
An illustration of the Policy’s future benefits and values is provided once a Policy Year at no charge upon request.
6
This fee may increase over time to cover our administrative or other costs but will not exceed the maximum charge. We may discontinue this service at any time, with or without notice.
7
The Guaranteed Maximum Charges are subject to a consumer price index adjustment in order to accommodate future increases in the costs associated with these requests. The maximum charge will equal the Guaranteed Maximum Charge shown above multiplied by the CPI for the fourth month prior to the time of the charge, divided by the CPI for October, 2024. “CPI” means the Consumer Price Index for All Urban Consumers, United States City Average, All Items, as published by the United States Bureau of Labor Statistics. If the method for determining the CPI is changed, or it is no longer published, it will be replaced by some other index found by the Company to serve the same purpose.
Periodic Charges (Other than Portfolio Operating Expenses)1
The table below describes the fees and expenses that you will pay periodically during the time that you own the Policy other than the operating expenses for the Portfolios. Certain charges applicable to your Policy may depend on your Policy Date and/or Policy Anniversary. Please see “Policy Date” and “Policy Anniversary” in the Glossary of Terms to help you understand how it may affect certain charges applicable to your Policy.
Charge	When Charge is Deducted	Amount Deducted
		Guaranteed Maximum Charge	Current Charge
Cost of Insurance Charge[2]	Monthly, on each Monthly Processing Date
Maximum Charge[3]		Same as current charge	$83 (monthly) per $1,000 of net amount at risk
Survivorship Variable Universal Life Plus Prospectus

Charge	When Charge is Deducted	Amount Deducted
		Guaranteed Maximum Charge	Current Charge
Minimum Charge[4]		$0.000009 (monthly) per $1,000 of net amount at risk	$0.000002 (monthly) per $1,000 of net amount at risk
Charge for Insureds, one Male and one Female, with Issue Ages 55, Premier Non-Tobacco underwriting classification[5]		$0.001 (monthly) per $1,000 of net amount at risk in the first Policy Year (varies by Policy Year)[5]	$0.00002 (monthly) per $1,000 of net amount at risk in the first Policy Year (varies by Policy Year)
Percent of Contract Fund Value Charge[6]	Monthly, on each Monthly Processing Date	All Policy Years: 060% annually (0.05% monthly rate) of Contract Fund Value	All amounts in the Divisions: 0.00% annually (0.00% monthly rate) of Contract Fund Value SAS Account: 0.23% annually (0.019% monthly rate) of Contract Fund Value
Administrative Charge	Monthly, on each Monthly Processing Date
Maximum Charge[7]		$39 (monthly)	$23 (monthly)
Minimum Charge[8]		$22 (monthly)	$9 (monthly
Charge for Insureds, one Male and one Female, with Issue Ages 55, Premier Non-Tobacco underwriting		$27 (monthly)	$16 (monthly)
Specified Amount Charge	Monthly, on each Monthly Processing Date during the first ten Policy Years
Maximum Charge[9]		Same as current charge	1.408% (monthly) of Target Premium during Policy Years 1-10
Minimum Charge[10]		Same as current charge	0.542% (monthly) of Target Premium during Policy Years 1-10
Charge for Insureds, one Male and one Female, with Issue Ages 55, Premier Non-Tobacco underwriting		Same as current charge	1.333% (monthly) of Target Premium during Policy Years 1-10
Policy Debt Expense Charge[11]	Monthly, on each Monthly Processing Date when there is Policy Debt	All Policy Years 2.00% annually (0.16667% monthly rate) of Policy Debt	0.71% annually (0.0592% monthly rate) of Policy Debt for Policy Years 1-20 0.21% annually (0.0175% monthly rate) of Policy Debt for Policy Years 21 and above
Underwriting and Issue Charge[12]	Monthly, on each Monthly Processing Date during the first ten Policy Years
Maximum Charge[13]		Same as current charge	$0.03 (monthly) per $1,000 of Initial Specified Amount
Minimum Charge[14]		Same as current charge	$0.0056 (monthly) per $1,000 of Initial Specified Amount
Charge for Insureds, one Male and one Female, with Issue Ages 55, Premier Non-Tobacco underwriting		Same as current charge	$0.0056 (monthly) per $1,000 of Initial Specified Amount
1
The charges described in this table may vary based upon one or more characteristics of the Policy, such as: factors including but not limited to Insureds’ Issue Ages, sex, and underwriting classifications, Initial Specified Amount, Target Premium, Policy Date, and Policy Year (see “Charges and Deductions — Monthly Policy Charges and Service Charges” for more details regarding each charge). Therefore, the charges shown in the table may not be representative of the charges a particular Owner may pay. Your Policy schedule pages will indicate the guaranteed maximum charge for each periodic charge under your Policy.
Survivorship Variable Universal Life Plus Prospectus

In addition, where appropriate, all charges in the table expressed in dollars have been rounded to the nearest dollar and all amounts that would round to zero have been rounded to the nearest penny or less, as necessary. Unless otherwise noted, the charges in the table represent the monthly rate. Please request an illustration from your Financial Representative for personalized information, including the particular charges applicable to your Policy. (See “Illustrations.”)
2
The Cost of Insurance Charge will vary based on factors including but not limited to the Insureds’ Attained Ages, sex, underwriting classifications, underwriting amount, and Policy Year. The Cost of Insurance Charges shown in the table may not be representative of the rates a particular Owner may pay. The net amount at risk is equal to the Death Benefit minus the Policy Value.
3
The Maximum Charge for the Cost of Insurance Charge assumes that the Insureds have the following characteristics: one male and one female, Attained Age 120 of the younger Insured, both substandard underwriting classification. The Maximum Charge for the Cost of Insurance Charge shown may also apply to other combinations of Policy Year and Insured characteristics.
4
The Minimum Charge for the Cost of Insurance Charge assumes that the Policy is in the first Policy Year and that the Insureds have the following characteristics: both female, both Issue Age 20, both Premier Non-Tobacco classification. Charges applicable to other combinations of Policy Year and Insured characteristics may be the same as the charge shown for the Minimum Charge for the Cost of Insurance Charge.
5
The amount of the Cost of Insurance Charge is determined by multiplying the net amount at risk by the cost of insurance rate (see “Charges and Deductions”). The net amount at risk is the difference between the Death Benefit (or the Guaranteed Minimum Death Benefit) and the Policy Value. Generally, the cost of insurance rate will increase each Policy Year.
6
For purposes of this charge, the Contract Fund Value is as of the day previous to a Monthly Processing Date plus investment results and interest credited applicable for that Monthly Processing Date. This charge may vary based on the proportionate amount of Contract Fund Value in the NM Strength and Stability Account (see “The Fixed Option” in the Prospectus) and/or different rates may apply to amounts in the Divisions versus amounts in the NM Strength and Stability Account.
7
The Maximum Charge for the Administrative Charge assumes that the Insured has the following characteristics: both Issue Age 85, both Class 1 to 9 Non-Tobacco/Occasional Tobacco, Standard Plus Tobacco, and Class 1 to 7 Tobacco underwriting classification.
8
The Minimum Charge for the Administrative Charge assumes that the Insured has the following characteristics: both Issue Age 20, both Premier, Preferred, and Standard Plus Non-Tobacco and Premier and Preferred Tobacco underwriting classification.
9
For the Maximum Charge for the Specified Amount Charge, the Current Charge and the Guaranteed Maximum Charge assumes that the Insured has the following characteristics: both Issue Age 20-25, both Premier, Preferred, Standard Plus and Class 1 to 7 Tobacco underwriting classification.
10
The Minimum Charge for the Specified Amount Charge, the Current Charge and the Guaranteed Maximum Charge assumes that the Insured has the following characteristics: both Issue Age 85, both Premier, Preferred Non-Tobacco/Occasional Tobacco underwriting.
11
This charge is deducted from Contract Fund Value when there is Policy Debt and is intended to cover the costs associated with loans. This charge, that has a guaranteed maximum rate of 2%, encompasses any loan interest spread, which is the difference between the interest rate charged on policy loan amounts and the interest rate credited on amounts designated as collateral for the loan. The interest rates charged to loan amounts and credited to collateral are adjustable but are subject to a guaranteed maximum difference of 2%. When the insured is at or above Attained Age 100, the current Policy Debt Expense Charge is 0.00%. Please see “Policy Loans” in the Prospectus for more information regarding how the loan interest rate is calculated.
12
The current minimum Specified Amount is $250,000.
13
The Maximum Charge for the Underwriting and Issue Charge assumes that the Insureds have the following characteristics: both Issue Age 20, both Class 1 to 9 Non-Tobacco/Occasional Tobacco, Standard Plus Tobacco, and Class 1 to 7 Tobacco underwriting classification.
14
The Minimum Charge for the Underwriting and Issue Charge assumes that the Insureds have the following characteristics: both Issue Age 55-65, Premier, Preferred; and Standard Plus Non-Tobacco/Occasional Tobacco; Premier and Preferred Tobacco underwriting classification.
Annual Portfolio Operating Expenses
The table below shows the range (minimum and maximum) of total operating expenses charged by the Portfolios that you may pay periodically during the time you own your Policy . The table below is based on information as of December 31, 2024 and may change from year to year. A complete list of the Portfolios available under your Policy, including their annual expenses, may be found at the back of this document.

[To be updated by amendment.]
	Minimum	Maximum
Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets, including management fees, distribution (12b-1) fees, and other expenses as a percentage of average Portfolio assets)	[0.21%]	[2.21%]
Annual Portfolio Operating Expenses After Contractual Fee Waiver or Reimbursement*	[0.20%]	[2.16%]
*
The “Annual Portfolio Operating Expenses After Contractual Fee Waiver or Reimbursement” line in the above table shows the minimum and maximum fees and expenses charged by all of the Portfolios after taking into account contractual fee waiver or reimbursement arrangements in place. Those contractual arrangements are designed to reduce Portfolio Operating Expenses.
For more information about voluntary fee waivers that may be in place, see the “Charges and Deductions” section.
Survivorship Variable Universal Life Plus Prospectus

Glossary of Terms
APPLICATION
The form completed by the applicant when applying for coverage under the Policy. This includes any:
1. amendments or endorsements;
2. supplemental Applications;
3. reinstatement Applications; and
4. Policy change Applications.
ATTAINED AGE
The Insured’s Issue Age listed in the Policy schedule pages, plus the number of complete Policy Years that have elapsed since the Policy Date.
CASH SURRENDER VALUE
An amount equal to the Policy Value minus the sum of Policy Debt and any surrender charge. Please note that in certain contexts outside of the Prospectus, such as sales literature, notices and/or other materials, the term Accumulated Value After Loan and Surrender Charge may be used in place of Cash Surrender Value. In some circumstances, the terms Accumulated Value After Loan, Accumulated Value After Surrender Charge, or Net Accumulated Value may be used to describe your Cash Surrender Value, as appropriate.
CODE
The Internal Revenue Code of 1986, as amended.
COMPANY
The Northwestern Mutual Life Insurance Company.
CONTRACT FUND VALUE
An amount equal to amounts in the Divisions and the NM Strength and Stability Account but does not include Policy Debt. Please note that in certain contexts outside of the Prospectus, such as sales literature, notices and/or other materials, the term Accumulated Value may be used in place of Contract Fund Value. In some circumstances, the terms Accumulated Value After Loan, Accumulated Value After Surrender Charge, or Net Accumulated Value may be used to describe your Contract Fund Value after deductions for a surrender charge or an outstanding loan, as appropriate.
DATE OF ISSUE
The date on which insurance coverage takes effect and the date on which the suicide and contestable periods begin. The date is shown in the Policy.
DEATH BENEFIT
The gross amount payable to the beneficiary upon the second death, before the deduction of Policy Debt and other adjustments. (See “Life Insurance Benefit” in the Prospectus).
DIVISION
A subdivision of the Separate Account. We invest each Division’s assets exclusively in shares of one Portfolio.
FINANCIAL REPRESENTATIVE
An individual who is authorized to sell you the Policy and who is licensed both as a Northwestern Mutual insurance agent and as a registered representative of our affiliate, Northwestern Mutual Investment Services, LLC, the principal underwriter of the Policy.
FUND
Each Fund is registered under the 1940 Act as an open-end management investment company or as a unit investment trust, or is not required to be registered under the Act. Each Portfolio of the Funds is available as an investment option under the Policy. The assets of each of the Divisions of the Separate Account are used to purchase shares of the corresponding Portfolio of a Fund.
GENERAL ACCOUNT
All assets of the Company, other than those held in the Separate Account or in other separate accounts that have been or may be established by the Company.
GOOD ORDER
Your request or payment meets all the current requirements necessary for us to process it. For certain requests this may include, as applicable, the return of proceeds, evidence of insurability, underwriting, MEC-limit (or insurance qualification) requirements, any premium payments due, instructions as to payment due dates, or proper completion of certain Northwestern Mutual forms.
HOME OFFICE
Our office at 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4797.
Survivorship Variable Universal Life Plus Prospectus

INCOME PLAN
An optional method of receiving the Death Benefit, maturity benefit, surrender proceeds or withdrawal proceeds of an insurance policy or annuity contract through a series of periodic payments. An Income Plan may also be known as a “payment plan.”
IN FORCE DATE
The date on which the initial Net Premium is transferred from the General Account to the Separate Account after you have met all the conditions necessary for us to proceed with the final issuance of your Policy, such as determination of underwriting classification, receipt of minimum premiums and receipt of all paperwork in Good Order.
INITIAL ALLOCATION DATE
The date identified in the Policy on which we first allocate Net Premium to the Divisions of the Separate Account and/or the NM Strength and Stability Account according to the Owner's instructions.
INITIAL SPECIFIED AMOUNT
The Specified Amount of coverage on the Date of Issue of the Policy.
INSURED
Each of the persons named as an Insured on the Application and in the Policy.
INVESTMENT ACCOUNT
Amounts allocated to the Divisions of the Separate Account. Please note that in certain contexts outside of the Prospectus, such as sales literature, notices and/or other materials, the term Contract Fund Value may be used in place of Investment Account.
ISSUE AGE
The Insured’s age on his/her birthday nearest the Policy Date.
LIFE INSURANCE BENEFIT
The net amount payable upon the second death. The Life Insurance Benefit equals the Death Benefit reduced by any outstanding Policy Debt and other adjustments if death occurs during a grace period.
LOAN VALUE
An amount equal to 90% of the Policy Value on the date of the loan.
MEC
Modified endowment contract as described in Section 7702A of the Internal Revenue Code. A modified endowment contract is a life insurance contract that is considered too investment oriented and is taxed less favorably on lifetime distributions than other life insurance contracts. See the “Tax Considerations” section for more detailed information.
MONTHLY POLICY CHARGE
The amount equal to the sum of:
1. the monthly cost of insurance charge;
2. the monthly percent of contract fund value charge;
3. the monthly administrative charge;
4. the monthly Specified Amount charge;
5. the monthly underwriting and issue charge;
6. the monthly Policy Debt Expense charge, if applicable.
MONTHLY PROCESSING DATE
The first Monthly Processing Date is the Policy Date; thereafter, the Monthly Processing Date is the same day of each month as the Policy Date. If the Monthly Processing Date would otherwise fall on the 29th, 30th, or 31st of the month, monthly processing will occur on that day or on the last day of the month if the month does not have that day.
NET PREMIUM(S)
The amount of Premium Payment remaining after the Premium Expense Charge has been deducted.
NM STRENGTH AND STABILITY ACCOUNT
Amounts allocated or transferred to a fixed interest crediting option that are part of the Company’s General Account.
NORTHWESTERN MUTUAL
The Northwestern Mutual Life Insurance Company.
NYSE
New York Stock Exchange.
OWNER (You, Your)
The person named in the Application as the Owner, or the person who becomes Owner by transfer or succession.
Survivorship Variable Universal Life Plus Prospectus

POLICY ANNIVERSARY
The same day and month as the Policy Date in each year following the first Policy Year.
POLICY DATE
The date shown on the Policy Schedule Page from which the following are computed:
1. Policy Year;
2. Policy Anniversary;
3. Monthly Processing Date;
4. the Issue Age of each Insured; and
5. the Attained Age of each Insured.
POLICY DEBT
The total amount of all outstanding Policy loans, including both principal and accrued interest.
POLICY GRACE PERIOD
A 61-day period after which a Policy will lapse if you do not make a sufficient payment. This period may be longer if mandated by your state.
POLICY VALUE
The sum of Contract Fund Value is and Policy Debt. Please note that in certain contexts outside of the Prospectus, such as sales literature, notices and/or other materials, the term Accumulated Value may be used in place of Policy Value. In some circumstances, the terms Accumulated Value After Loan, Accumulated Value After Surrender Charge, or Net Accumulated Value may be used to describe your Policy Value or an outstanding loan, as appropriate.
POLICY YEAR
A year that starts on the Policy Date or on a Policy Anniversary.
PORTFOLIO
A series of a Fund available for investment under the Policy which corresponds to a particular Division of the Separate Account.
PREMIUM PAYMENTS
All payments you make under the Policy other than loan repayments and transaction fees.
SEPARATE ACCOUNT
Northwestern Mutual Variable Life Account II.
SPECIFIED AMOUNT
The amount you select, subject to minimums and underwriting requirements we establish, which is used in determining the insurance coverage on the Insureds' lives.
TARGET PREMIUM
A hypothetical annual premium, which is based on the Specified Amount, and factors including but not limited to the Insureds’ Issue Ages, sex, and underwriting classifications, used to compute certain changes. The Target Premium is the dollar amount identified in the Maximum Sales Load section of the Policy.
UNIT
An accounting unit of measure representing the value in one or more Divisions of the Separate Account.
UNIT VALUE
The value of a particular Unit at a particular time. Unit Value is analogous, but not the same as, the share price of a Portfolio in which a Division invests. It may fluctuate from one Valuation Period to the next.
VALUATION DATE
Any day the NYSE is open for trading, except for any days specified in the Policy’s prospectus including any day that a Division's corresponding investment option does not value its shares. A Valuation Date ends when the NYSE closes.
VALUATION PERIOD
The time between the close of trading on the NYSE on a Valuation Date and the close of trading on the next Valuation Date.
Survivorship Variable Universal Life Plus Prospectus

Appendix A—Portfolios Available under Your Policy
The following is a list of Portfolios available under your Policy. More information about the Portfolios is available in the prospectuses for the Portfolios, which may be amended from time to time and can be found online at www.nmprospectus.com. You can also request this information at no cost by calling (866) 464-3800 or by sending an email request to vavldocrequest@northwesternmutual.com.
The current expenses and performance information below reflects fees and expenses of the Portfolios, but do not reflect the other fees and expenses that your Policy may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.
[To be updated by amendment.]
Investment Objective	Portfolio and Adviser/ Sub-adviser (if applicable)		Current Expenses	Average Annual Total Returns (as of 12/31/2024)
				1 Year	5 Year	10 Year
Long-term growth of capital; current income is a secondary objective	Growth Stock Portfolio[2]	Mason Street Advisors, LLC (MSA)/T. Rowe Price Associates, Inc.	[0.43]%	[49.69]%	[13.38]%	[10.82]%
Long-term growth of capital	Focused Appreciation Portfolio[2]	MSA/Loomis, Sayles & Company, L.P.	[0.62]%[1]	[50.99]%	[17.78]%	[14.56]%
Long-term growth of capital and income	Large Cap Core Stock Portfolio[2]	MSA/Wellington Management Company LLP	[0.44]%[1]	[25.78]%	[15.50]%	[10.57]%
Long-term growth of capital and income	Large Cap Blend Portfolio[2]	MSA/J.P. Morgan Investment Management, Inc.	[0.70]%[1]	[20.61]%	[10.94]%	[9.17]%
Investment results that approximate the performance of the Standard & Poor’s 500® Composite Stock Price Index	Index 500 Stock Portfolio[2]	MSA/BlackRock Advisors, LLC	[0.20]%[1]	[26.04]%	[15.45]%	[11.80]%
Long-term growth of capital; income is a secondary objective	Large Company Value Portfolio[2]	MSA/American Century Investment Management, Inc.	[0.75]%[1]	[3.80]%	[10.57]%	[7.80]%
Long-term growth of capital and income	Domestic Equity Portfolio[2]	MSA/Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust	[0.50]%[1]	[3.71]%	[8.48]%	[8.07]%
Long-term growth of capital and income	Equity Income Portfolio[2]	MSA/T. Rowe Price Associates, Inc.	[0.57]%[1]	[9.68]%	[11.32]%	[7.96]%
Long-term growth of capital	Mid Cap Growth Stock Portfolio[2]	MSA/Wellington Management Company LLP	[0.54]%[1]	[14.96]%	[10.00]%	[7.05]%
Investment results that approximate the performance of the Standard & Poor’s MidCap 400® Stock Price Index	Index 400 Stock Portfolio[2]	MSA/Northern Trust Investments, Inc.	[0.25]%[1]	[16.15]%	[12.34]%	[8.99]%
Long-term growth of capital; current income is a secondary objective	Mid Cap Value Portfolio[2]	MSA/American Century Investment Management, Inc.	[0.72]%[1]	[6.26]%	[11.21]%	[8.93]%
Long-term growth of capital	Small Cap Growth Stock Portfolio[2]	MSA/Wellington Management Company LLP	[0.57]%	[18.36]%	[9.80]%	[7.68]%
Investment results that approximate the performance of the Standard & Poor’s SmallCap 600® Index	Index 600 Stock Portfolio[2]	MSA/Northern Trust Investments, Inc.	[0.28]%	[15.76]%	[10.66]%	[8.29]%
Long-term growth of capital	Small Cap Value Portfolio[2]	MSA/T. Rowe Price Investment Management, Inc.	[0.88]%[1]	[13.85]%	[9.43]%	[6.73]%
Survivorship Variable Universal Life Plus Prospectus

Investment Objective	Portfolio and Adviser/ Sub-adviser (if applicable)		Current Expenses	Average Annual Total Returns (as of 12/31/2024)
				1 Year	5 Year	10 Year
Long-term growth of capital	International Growth Portfolio[2]	MSA/FIAM LLC	[0.62]%	[20.77]%	[11.33]%	[5.99]%
Capital appreciation	Research International Core Portfolio[2]	MSA/Massachusetts Financial Services Company	[0.72]%[1]	[12.95]%	[8.82]%	[4.42]%
Long-term growth of capital and income	International Equity Portfolio[2]	MSA/Dodge & Cox	[0.68]%	[16.09]%	[4.47]%	[1.68]%
Capital appreciation	Emerging Markets Equity Portfolio[2]	MSA/abrdn Investments Limited	[0.91]%[1]	[6.91]%	[3.13]%	[1.44]%
Maximum current income to the extent consistent with liquidity and stability of capital[3]	Government Money Market Portfolio[2]	MSA/BlackRock Advisors, LLC	[0.33]%[1]	[4.83]%	[1.68]%	[1.07]%
Provide as high a level of current income as is consistent with prudent investment risk	Short-Term Bond Portfolio[2]	MSA/T. Rowe Price Associates, Inc.	[0.39]%	[5.26]%	[1.80]%	[1.44]%
Provide as high a level of total return consistent with prudent investment risk; a secondary objective is to seek preservation of shareholders’ capital	Select Bond Portfolio[2]	MSA/Allspring Global Investments, LLC	[0.31]%[1]	[6.19]%	[1.41]%	[1.94]%
Maximum total return, consistent with preservation of capital and prudent investment management	Long-Term U.S. Government Bond Portfolio[2]	MSA/Pacific Investment Management Company LLC	[2.16]%[1]	[3.33]%	[-1.76]%	[1.81]%
Pursue total return using a strategy that seeks to protect against U.S. inflation	Inflation Protection Portfolio[2]	MSA/American Century Investment Management, Inc.	[0.44]%[1]	[3.90]%	[2.86]%	[2.06]%
High current income and capital appreciation	High Yield Bond Portfolio[2]	MSA/Federated Investment Management Company	[0.46]%	[13.24]%	[5.33]%	[4.42]%
Maximum total return, consistent with prudent investment management	Multi-Sector Bond Portfolio[2]	MSA/Pacific Investment Management Company LLC	[0.73]%[1]	[9.71]%	[2.34]%	[3.02]%
Realize as high a level of total return as is consistent with prudent investment risk, through income and capital appreciation	Balanced Portfolio[2]	MSA	[0.50]%[1]	[13.07]%	[6.73]%	[5.34]%
Realize as high a level of total return as is consistent with reasonable investment risk	Asset Allocation Portfolio[2]	MSA	[0.58]%[1]	[15.24]%	[8.28]%	[6.26]%
Long-term growth of capital	Fidelity® VIP Mid Cap Portfolio – Initial Class[4]	Fidelity Management & Research Company LLC (FMR)[5]	[0.57]%	[15.08]%	[12.45]%	[8.12]%
Long-term capital appreciation	Fidelity® VIP ContrafundSM Portfolio – Initial Class[4]	FMR[5]	[0.56]%	[33.45]%	[16.65]%	[11.61]%
Survivorship Variable Universal Life Plus Prospectus

Investment Objective	Portfolio and Adviser/ Sub-adviser (if applicable)		Current Expenses	Average Annual Total Returns (as of 12/31/2024)
				1 Year	5 Year	10 Year
Long-term growth of capital by investing primarily in securities of companies that meet the Portfolio’s environmental, social and governance criteria	Sustainable Equity Portfolio[6]	Neuberger Berman Investment Advisers LLC	[0.90]%	[26.90]%	[13.97]%	[9.99]%
Long-term growth of capital	U.S. Strategic Equity Fund[7]	Russell Investment Management LLC (RIM)[8]	[0.93]%[1]	[26.29]%	[14.19]%	[10.23]%
Long-term growth of capital	U.S. Small Cap Equity Fund[7]	RIM[8]	[1.16]%[1]	[13.61]%	[10.75]%	[6.60]%
Current income and long- term growth of capital	Global Real Estate Securities Fund[7]	RIM[8]	[0.90]%	[10.55]%	[3.50]%	[4.02]%
Long-term growth of capital	International Developed Markets Fund[7]	RIM[8]	[1.03]%[1]	[16.26]%	[7.46]%	[3.94]%
Provide total return	Strategic Bond Fund[7]	RIM[8]	[0.67]%	[4.02]%	[0.72]%	[1.49]%
Current income and moderate long-term capital appreciation	LifePoints® Variable Target Portfolio Series Moderate Strategy Fund[7]	RIM[8]	[0.86]%[1]	[11.32]%	[4.00]%	[3.51]%
Above-average long-term capital appreciation and a moderate level of current income	LifePoints® Variable Target Portfolio Series Balanced Strategy Fund[7]	RIM[8]	[0.91]%[1]	[14.52]%	[6.30]%	[4.68]%
High long-term capital appreciation; and as a secondary objective, current income	LifePoints® Variable Target Portfolio Series Growth Strategy Fund[7]	RIM[8]	[1.00]%[1]	[17.96]%	[8.25]%	[5.69]%
High long-term capital appreciation	LifePoints® Variable Target Portfolio Series Equity Growth Strategy Fund[7]	RIM[8]	[1.03]%[1]	[19.52]%	[8.88]%	[6.03]%
Total return	Commodity Return Strategy Portfolio – Class 2[9]	UBS Asset Management (Americas) LLC[10]	[0.78]%	[-8.90]%	[N/A]	[16.48]%
1 This reflects an expense reimbursement and/or fee waiver arrangement that is in place and reported in the Portfolio’s registration statement. This agreement may be terminated in the future and, therefore, the expense figures shown reflect temporary fee reductions.
2 A series of Northwestern Mutual Series Fund, Inc., for which Mason Street Advisors, LLC, our wholly-owned company, serves as investment adviser.
3 Although the Government Money Market Portfolio seeks to preserve its value at $1.00 per share, it is possible to lose money by investing in the Government Money Market Portfolio. An investment in a money market portfolio is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any government agency. During extended periods of low interest rates, the yield of a money market portfolio may also become extremely low and possibly negative.
4The Fidelity® VIP Mid Cap Portfolio and the Fidelity® VIP Contrafund® Portfolio are series of Variable Insurance Products Fund III and the Variable Insurance Products Fund II, respectively.
5The following affiliates of Fidelity Management & Research Company also assist with foreign investments for each Portfolio: Fidelity Management & Research (U.K.) Inc., Fidelity Management & Research (Hong Kong) Limited, and Fidelity Management & Research (Japan) Inc.
6 A series of Neuberger Berman Advisers Management Trust.
7 A series of Russell Investment Funds.
8 Assets of each Portfolio are invested by one or more investment management organizations researched and recommended by Russell Investment Management LLC, the investment adviser for the Russell Investment Funds .
9 A series of Credit Suisse Trust.
10 Effective May 1, 2024, Credit Suisse Asset Management, LLC merged into UBS Asset Management (Americas) LLC (“UBS AM (Americas) as the surviving entity, and UBS AM (Americas) became the investment manager to the Portfolio.
Survivorship Variable Universal Life Plus Prospectus

Additional Information
More information about the Policy and Separate Account is included in a Statement of Additional Information (“SAI”), which is dated the same day as this Summary Prospectus and the Prospectus, and is available free of charge from The Northwestern Mutual Life Insurance Company. To request a free copy of the Separate Account’s SAI, or current annual report, or to request other information about the Policy or to make investor inquiries, call (866) 464-3800. Under certain circumstances you or your Financial Representative may be able to obtain these documents online at www.nmprospectus.com. Reports and other information about the Separate Account are available on the SEC’s Internet site at www.sec.gov, or they may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.
This Summary Prospectus incorporates by reference the Prospectus for the Policy and the SAI, both dated May 1, 2024, as amended or supplemented.

[EDGAR Contract Identifier to be added.]
Survivorship Variable Universal Life Plus Prospectus